Exhibit 3.1

ARTICLES OF AMENDMENT
TO
AMENDED AND RESTATED ARTICLES OF INCORPORATION
OF
AMERICAN CAPITAL MORTGAGE INVESTMENT CORP.

American Capital Mortgage Investment Corp., a Maryland corporation (the “Corporation”), desiring to amend its charter as currently amended and restated and in effect (the “Charter”), hereby certifies to the State Department of Assessments and Taxation of Maryland as follows:
FIRST: Article II of the Corporation’s Charter is hereby amended and restated, in its entirety, as follows:
ARTICLE II
NAME
The name of the corporation (the “Corporation”) is: MTGE Investment Corp.

THIRD: These Articles of Amendment have been duly adopted and approved by the Board of Directors of the Corporation and are limited to a change expressly authorized by Section 2-605 of the Maryland Corporations and Associations Code to be made without action of the Corporation’s stockholders.
FOURTH: The undersigned acknowledges these Articles of Amendment to be the corporate acts of the Corporation. As to all matters or facts required to be verified under oath, the undersigned acknowledges that, to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

IN WITNESS WHEREOF, the Corporation has caused these Articles of Amendment to be signed and acknowledged in its name and on its behalf by its Chief Executive Officer and attested by its Senior Vice President and Secretary on this 30th day of September, 2016.

ATTEST:	AMERICAN CAPITAL MORTGAGE INVESTMENT CORP.

/s/ Kenneth Pollack	/s/ Gary Kain
Kenneth L. Pollack	Gary Kain
Senior Vice President and Secretary	Chief Executive Officer

Return Address of Filing Party:

MTGE Investment Corp.
2 Bethesda Metro Center, 12th Floor
Bethesda, Maryland 20814
Attention: Kenneth L. Pollack